                                                                    Exhibit 4.02

                          CALCULATION AGENCY AGREEMENT

         AGREEMENT, dated as of October 2, 2001 (the "AGREEMENT"), between Lehman Brothers Holdings Inc. (the "COMPANY") and Lehman Brothers Inc., as Calculation Agent.

         WHEREAS, the Company has authorized the issuance of up to $21,000,000 aggregate principal amount of Prudential Research Universe Diversified Equity NotesSM, PRUDENTSSM Due July 2, 2006, Linked to a Basket of Healthcare Stocks (the "SECURITIES");

         WHEREAS, the Securities will be issued under an Indenture dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the "TRUSTEE"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the "INDENTURE"); and

         WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

         NOW THEREFORE, the Company and the Calculation Agent agree as follows:

         1. APPOINTMENT OF AGENT. The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

         2. CALCULATIONS AND INFORMATION PROVIDED. In response to a request made by the Trustee for a determination of the Maturity Payment Amount due at Stated Maturity of the Securities, the Calculation Agent shall determine the Maturity Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also be responsible for (a) the determination of the Level of the Underlying Basket on each Calculation Date, (b) the determination of the Average Level of the Underlying Basket, (c) determining if any adjustments to the Underlying Basket and/or the Multipliers should be made and (d) whether a Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of any such adjustment or if a Market Disruption Event has occurred. In addition, the Calculation Agent shall provide information to the American Stock Exchange that is necessary for the AMEX's daily calculation and dissemination of the level of the Underlying Basket if the AMEX is unable to obtain such information. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2.

         3. CALCULATIONS. Any calculation or determination by the Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust Office.


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         4. FEES AND EXPENSES. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

         5. TERMS AND CONDITIONS. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:


            (i) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert and not as agent of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

            (ii) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

            (iii) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

            (iv) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

            (v) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

         6. RESIGNATION; REMOVAL; SUCCESSOR. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

            (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet

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its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

         (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

         (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

         7. CERTAIN DEFINITIONS. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the Securities.

         8. INDEMNIFICATION. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

         9. NOTICES. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at Three World Financial Center, New York, New York 10285 (facsimile: (212) 526-7603) (telephone: (212) 526-0511), Attention: Treasurer, with copies to (i) 101 Hudson Street, Jersey City, New Jersey 07302 (facsimile:
(201) 524-5451) (telephone: (201) 524-4174), Attention: Treasurer, (ii) One
World Financial Center, New York, New York 10281 (facsimile: (646) 836-0627) (telephone: (646) 836-2150), Attention: Corporate Secretary and (iii) 101 Hudson Street, Jersey City, NJ 07302 (facsimile: (201) 524-4940) (telephone: (201) 524-5640), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at Three World Financial Center, 200 Vesey Street, New York, New


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York 10285-0600 (facsimile: (212) 526-2755) (telephone: (212) 526-0900),
Attention: Equity Derivatives Trading, with a copy to 101 Hudson Street, Jersey City, New Jersey 07302 (facsimile: (201) 524-5451) (telephone: (201) 524-2000),
Attention: Equity Derivatives Trading and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone: (212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

         10. GOVERNING LAW. This Agreement shall be governed by and continued in accordance with the laws of the State of New York.

         11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         12. BENEFIT OF AGREEMENT. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.


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         IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                            LEHMAN BROTHERS HOLDINGS INC.

                                            By: /s/ Barrett DiPaolo
                                                ------------------------------
                                                Name: Barrett DiPaolo
                                                Title: Vice President


                                            LEHMAN BROTHERS INC.,
                                              as Calculation Agent

                                            By: /s/ Barrett DiPaolo
                                                ------------------------------
                                                Name: Barrett DiPaolo
                                                Title: Vice President



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                                     ANNEX A

1.       THE UNDERLYING BASKET.

         The Prudential Securities Equity Research Department has selected a portfolio of twenty publicly traded common stocks and other equity securities that it believes to be an attractive investment over the term of the notes (the "UNDERLYING BASKET").

         The Underlying Basket represents an initially equally-weighted portfolio of the Underlying Equity Securities, as adjusted by certain extraordinary corporate events involving the issuers of the Underlying Equity Securities as described herein. Except as set forth below, the Underlying Equity Securities in the Underlying Basket shall remain constant for the term of the Securities.

         2.   DETERMINATION OF THE MATURITY PAYMENT AMOUNT.

         The Calculation Agent shall determine the Level of the Underlying Basket on each Calculation Date, the Average Level of the Underlying Basket and the Maturity Payment Amount payable for each Security.

         The amount payable at Stated Maturity for each $1,000 principal amount of Securities (the "MATURITY PAYMENT AMOUNT") shall equal the greater of (a) $1,000 and (b) the Alternative Redemption Amount.

         3.   MULTIPLIERS.

         The Multiplier relating to each Underlying Equity Security is the number of shares or other units (including ADRs) (or fractional share or other unit expressed as a decimal) of such Underlying Equity Security included in the Underlying Basket. The initial Multipliers for the Underlying Equity Securities are set forth below:

         UNDERLYING EQUITY SECURITY                           INITIAL MULTIPLIER (NUMBER OF SHARES)
         --------------------------                           -------------------------------------
         Abbott Laboratories                                           0.1032
         Aetna Inc.                                                    0.1838
         American Home Products Corporation                            0.0892
         Amgen Inc.                                                    0.0885
         Baxter International Inc.                                     0.0973
         Bristol-Myers Squibb Company                                  0.0959
         Cardinal Health, Inc.                                         0.0717
         Eli Lilly and Company                                         0.0648
         Forest Laboratories, Inc.                                     0.0726
         Genentech, Inc.                                               0.1236
         Genzyme Corporation-- General Division                        0.1126
         Gilead Sciences, Inc.                                         0.0955
         IMS Health Incorporated                                       0.1961


         Johnson & Johnson                                             0.0944
         MedImmune, Inc.                                               0.1513
         Medtronic, Inc.                                               0.1214
         Merck & Co., Inc.                                             0.0801
         Pfizer Inc.                                                   0.1352
         Serono S.A. (ADRs)                                            0.2577
         WellPoint Health Networks, Inc.                               0.0490

The Multiplier with respect to each Underlying Equity Security shall remain constant for the term of the notes unless adjusted for certain extraordinary corporate events as described below. Each Multiplier shall be rounded at the Calculation Agent's discretion.

         4.   ADJUSTMENTS TO THE MULTIPLIERS AND THE UNDERLYING BASKET.

         Adjustments to a Multiplier and the Underlying Basket shall be made in the following circumstances. For purposes of these adjustments, except as noted below, American Depository Receipts ("ADRS") are treated like common stock if a comparable adjustment to the foreign shares underlying the ADRs is made pursuant to the terms of the depository agreement for the ADRs or if the holders of ADRs are entitled to receive property in respect of the underlying foreign share.

                  (a) If an Underlying Equity Security is subject to a stock split or reverse stock split, then once the split has become effective, the Multiplier relating to the Underlying Equity Security shall be adjusted. The Multiplier shall be adjusted to equal the product of the number of shares outstanding of the Underlying Equity Security after the split with respect to each share of such Underlying Equity Security immediately prior to effectiveness of the split and the prior Multiplier.

                  (b) If an Underlying Equity Security is subject to an extraordinary stock dividend or extraordinary stock distribution that is given equally to all holders of shares, then once the Underlying Equity Security is trading ex-dividend, the Multiplier for such Underlying Equity Security shall be increased by the product of the number of shares of such Underlying Equity Security issued with respect to one share of such Underlying Equity Security and the prior Multiplier.

                  (c) If the issuer of an Underlying Equity Security, or if an Underlying Equity Security is an ADR, the foreign issuer of the underlying foreign share is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such Underlying Equity Security shall continue to be included in the Underlying Basket so long as the primary exchange, trading system or market is reporting a market price for the Underlying Equity Security. If a market price, including a price on a bulletin board service, is no longer available for an Underlying Equity Security, then the value of the Underlying Equity Security shall equal zero for so long as no market price is available, and no attempt shall be made to find a replacement stock or increase the level of the Underlying Basket to compensate for the deletion of such Underlying Equity Security.


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                  (d) If the issuer of an Underlying Equity Security, or if an
         Underlying Equity Security is an ADR, the foreign issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the Underlying Equity Security are entitled to receive cash, securities, other property or a combination thereof in exchange for the Underlying Equity Security, then the following shall be included in the Underlying Basket:

                  (i) To the extent cash is received, the Underlying Basket shall include the amount of the cash consideration at the time holders are entitled to receive the cash consideration (the "M&A CASH COMPONENT"), plus accrued interest. Interest shall accrue beginning the first London Business Day after the day that holders are entitled to receive the cash consideration until the Stated Maturity (the "M&A CASH COMPONENT INTEREST ACCRUAL PERIOD"). Interest shall accrue on the M&A Cash Component at a rate equal to the London Interbank Offered Rate ("LIBOR") with a term corresponding to the M&A Cash Component Interest Accrual Period.

                  (ii) To the extent that equity securities that are traded or listed on an exchange, trading system or market are received, once the exchange for the new securities has become effective, the former Underlying Equity Security shall be removed from the Underlying Basket and the new security shall be added to the Underlying Basket as a new Underlying Equity Security. The Multiplier for the new Underlying Equity Security shall equal the product of the last value of the Multiplier of the original Underlying Equity Security and the number of securities of the new Underlying Equity Security exchanged with respect to one share of the original Underlying Equity Security.

                  (iii) To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the Calculation Agent shall determine the "Fair Market Value" of the securities or other property received based on the Average Execution Price. The Underlying Basket shall include an amount of cash equal to the product of the Multiplier of the Underlying Equity Security and the Fair Market Value (the "M&A SALE COMPONENT"). The Underlying Basket shall also include accrued interest on the M&A Sale Component. Interest shall accrue beginning the first London Business Day after the day that an affiliate of Holdings sells the securities or other property used to hedge Holdings' obligations under the Securities until the Stated Maturity (the "M&A SALE COMPONENT INTEREST ACCRUAL PERIOD"). Interest shall accrue at a rate equal to LIBOR with a term corresponding to the M&A Sale Component Interest Accrual Period.

                  (e) If all of an Underlying Equity Security of an issuer is converted into or exchanged for the same or a different number of shares of any class or classes of common stock other than the Underlying Equity Security, whether by capital reorganization, recapitalization or reclassification or otherwise, then, once the conversion has become effective, the former Underlying Equity Security shall be removed from the Underlying Basket and the new common stock shall be added to the Underlying Basket as a new Underlying Equity Security. The Multiplier for each new Underlying Equity Security shall equal the product of the last value of the Multiplier of the original Underlying Equity Security and the number of shares of the new Underlying Equity Security issued with respect to one share of the original Underlying Equity Security.

                  (f) If the issuer of an Underlying Equity Security issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, trading system or market of an issuer other than itself, then the new common stock or other equity security shall be added to the Underlying Basket as a new Underlying Equity Security. The multiplier for the new Underlying Equity Security shall equal the product of the last value of the Multiplier with respect to the original Underlying Equity Security and the number of shares of the new Underlying Equity Security with respect to one share of the original Underlying Equity Security.

                  (g) If an ADR is no longer listed or admitted to trading on a United States securities exchange or trading system registered under the Securities Exchange Act of 1934 or is no longer a security quoted on the Nasdaq, then the foreign share underlying the ADR shall be deemed added to the Underlying Basket as a new Underlying Equity Security. The initial Multiplier for that new Underlying Equity Security shall equal the last value of the Multiplier for the ADR multiplied by the number of underlying foreign shares represented by a single ADR.

                  (h) If an Underlying Equity Security is subject to an extraordinary dividend or an extraordinary distribution, including upon liquidation or dissolution, of cash, equity securities that are not traded or listed on an exchange, trading system or market, non-equity securities or other property of any kind which is received equally by all holders of such Underlying Equity Security, then the Underlying Basket shall include the following:

                  (i) To the extent cash is entitled to be received, the Underlying Basket shall include on each day after the time that the Underlying Equity Security trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received (the "PV EXTRAORDINARY CASH COMPONENT"). When the cash consideration is received, the PV Extraordinary Cash Component will be deleted from the Underlying Basket and the Underlying Basket shall include the amount of the cash consideration (the "EXTRAORDINARY CASH COMPONENT"), plus accrued interest. Interest shall accrue on the Extraordinary Cash Component beginning the first London Business Day after the day that holders are entitled to receive the Extraordinary Cash Component until the Stated Maturity (the "EXTRAORDINARY CASH COMPONENT INTEREST ACCRUAL PERIOD"). Interest shall accrue at a rate equal to LIBOR with a term corresponding to the Extraordinary Cash Component Interest Accrual Period.

                  (ii) To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) is received, the Calculation Agent shall determine the fair market value of the securities or other property received based on the Closing Price and the Underlying Basket shall include an amount of cash equal to the product of the Multiplier of the

         Underlying Equity Security and the fair market value (the "EXTRAORDINARY SALE COMPONENT"). The Underlying Basket shall also include accrued interest on the Extraordinary Sale Component. Interest shall accrue beginning the first London Business Day after the day that an affiliate of Holdings sells the securities or other property used to hedge Holdings' obligations under the Securities until the Stated Maturity (the "EXTRAORDINARY SALE COMPONENT INTEREST ACCRUAL PERIOD"). Interest shall accrue at a rate equal to LIBOR with a term corresponding to Extraordinary Sale Component Interest Accrual Period.

         The payment of an ordinary cash dividend by an issuer of an Underlying Equity Security from current income or retained earnings shall not result in an adjustment to the Multiplier.

         No adjustments of any Multiplier of an Underlying Equity Security shall be required unless the adjustment would require a change of at least 0.1% in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified above shall be rounded at the Calculation Agent's discretion.

         5.   DETERMINATION OF DAILY LEVEL OF THE UNDERLYING BASKET.

         If the AMEX is unable to obtain certain information necessary for its daily calculation and dissemination of the level of the Underlying Basket, the Calculation Agent shall provide the necessary information as follows below.

         In order to determine the value of an Underlying Equity Security that is listed on a non-United States exchange, trading system or market (the "FOREIGN VALUE"), the Calculation Agent shall, once per Trading Day, value the Underlying Equity Security using the most recent sales price of such Underlying Equity Security available from the primary exchange, trading system or market in the Underlying Equity Security's home market, quoted as of the Close of Trading.

         In order to convert the Foreign Value into U.S. dollars, the Calculation Agent shall use the Official W.M. Reuters Spot Closing Rate. If there are several quotes for the Official W.M. Reuters Spot Closing Rate, the first quoted rate starting at 11:00 a.m. shall be the rate used. If there is no such Official W.M. Reuters Spot Closing Rate for a country's currency at 11:00 a.m., New York City time, the Foreign Value shall be determined using the last available U.S. dollar cross-rate quote before 11:00 a.m., New York City time.

         In order to determine the value of an Underlying Equity Security that is listed or quoted on a bulletin board service, the Calculation Agent shall use the average of the midpoint of the bid and ask prices provided by three market makers in that Underlying Equity Security. The Calculation Agent shall obtain the bid and ask prices promptly upon the opening of trading on that Trading Day at 9:30 a.m., New York City time or at such other time as the Calculation Agent determines.

         The Calculation Agent shall provide AMEX with the value of the M&A Cash Component, the M&A Sale Component, the PV Extraordinary Cash Component, the Extraordinary Cash Component and the Extraordinary Sale Component as soon as such values are available. The Calculation Agent shall, once per Trading Day, provide AMEX with the interest accrued on the Cash Included in the Underlying Basket.

         6.   DEFINITIONS.

              Set forth below are the definitions of the terms used in this Agreement and in this Annex A.

              "ADRS" shall have the meaning assigned thereto in paragraph 4.

              "AGREEMENT" shall have the meaning set forth in the preamble to this Agreement.

              "ALTERNATIVE REDEMPTION AMOUNT" shall mean the product of (a) the Issue Price and (b) the Average Level of the Underlying Basket divided by 100.

              "AMEX" shall mean the American Stock Exchange.

              "AVERAGE EXECUTION PRICE" shall mean, for a security or other property, the average execution price that an affiliate of the Company receives or pays for such security or property, as the case may be, to hedge the Company's obligations under the Securities.

              "AVERAGE LEVEL OF THE UNDERLYING BASKET" shall mean the arithmetic average of the Level of the Underlying Basket on each of the Calculation Dates.

              "BUSINESS DAY", notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

              "CALCULATION AGENT" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Level of the Underlying Basket and the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

              "CALCULATION DATE" shall mean each of December 25, 2001, March 25, 2002, June 25, 2002, September 25, 2002, December 25, 2002, March 25, 2003, June
25, 2003, September 25, 2003, December 25, 2003, March 25, 2004, June 25, 2004,
September 25, 2004, December 25, 2004, March 25, 2005, June 25, 2005, September 25, 2005, December 25, 2005, March 25, 2006 and June 25, 2006; PROVIDED, that if any of these dates is not a Business Day, the Calculation Date for such quarterly period shall be the next succeeding Business Day.

              "CASH INCLUDED IN THE UNDERLYING BASKET" shall mean the M&A Cash Component, the M&A Sale Component, the PV Extraordinary Cash Component, the Extraordinary Cash Component, the Extraordinary Sale Component, and interest accrued thereon as provided for herein.

              "CLOSE OF TRADING" shall mean 4:00 p.m., New York City time.

              "CLOSING PRICE", with respect to each Underlying Equity Security on any Calculation Date, means the following, determined by the Calculation Agent based on information reasonably available to it:

              (i) If the Underlying Equity Security is listed on a United States national securities exchange or trading system or is a Nasdaq security, the last reported sale price at the Close of Trading, regular way, on such day, on the primary securities exchange or trading system registered under the Securities Exchange Act of 1934 on which such Underlying Equity Security is listed or admitted to trading or on Nasdaq, as the case may be.

              (ii) If the Underlying Equity Security is listed on a non-United States securities exchange, trading system (other than a bulletin board) or market, the last reported sale price at the Close of Trading, regular way, on such day, on the primary exchange, trading system or market on which such Underlying Equity Security is listed or admitted to trading, as the case may be. The Closing Price shall then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate.

              (iii) If the Underlying Equity Security is not listed on a national securities exchange or trading system or is not a Nasdaq security, and is listed or traded on a bulletin board, the Average Execution Price of the Underlying Equity Security. If such Underlying Equity Security is listed or traded on a non-United States bulletin board, the Closing Price will then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate.

              (iv) If a Market Disruption Event has occurred for the Underlying Equity Security on such Calculation Date, the Closing Price for such Underlying Equity Security shall initially be determined using the Closing Price for such Underlying Equity Security on the next preceding Trading Day on which a Market Disruption Event did not occur. Once the Market Disruption Event has ceased, the Closing Price of such Underlying Equity Security shall then be adjusted to equal the Average Execution Price of the Underlying Equity Security.

              "COMPANY" shall have the meaning set forth in the preamble to this Agreement.

              "EXTRAORDINARY CASH COMPONENT" shall have the meaning assigned thereto in paragraph 4(h)(i).

              "EXTRAORDINARY CASH COMPONENT INTEREST ACCRUAL PERIOD" shall have the meaning assigned thereto in paragraph 4(h)(i).

              "EXTRAORDINARY SALE COMPONENT" shall have the meaning assigned thereto in paragraph 4(h)(ii).


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              "EXTRAORDINARY SALE COMPONENT INTEREST ACCRUAL PERIOD" shall have the meaning assigned thereto in paragraph 4(h)(ii).

              "FOREIGN VALUE" shall have the meaning assigned thereto in paragraph 5.

              "INDENTURE" shall have the meaning set forth in the preamble to this Agreement.

              "ISSUE PRICE" shall mean $1,000.

              "LEVEL OF THE UNDERLYING BASKET", when used with respect to any Calculation Date, shall equal the sum of (a) the sum of the products of the Closing Prices and the applicable Multipliers for each Underlying Equity Security and (b) any Cash Included in the Underlying Basket on such Calculation Date.

              "M&A CASH COMPONENT" shall have the meaning assigned thereto in paragraph 4(d)(i).

              "M&A CASH COMPONENT INTEREST ACCRUAL PERIOD" shall have the meaning assigned thereto in paragraph 4(d)(i).

              "M&A SALE COMPONENT" shall have the meaning assigned thereto in paragraph 4(d)(ii).

              "M&A SALE COMPONENT INTEREST ACCRUAL PERIOD" shall have the meaning assigned thereto in paragraph 4(d)(iii).

              "MARKET DISRUPTION EVENT", with respect to an Underlying Equity Security, means any of the following events as determined by the Calculation
Agent:

              (i) A suspension, absence or material limitation of trading of such Underlying Equity Security has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading on the primary organized U.S. exchange or trading system on which such Underlying Equity Security is traded or, in the case of an Underlying Equity Security not listed or quoted in the United States, on the primary exchange, trading system or market for such Underlying Equity Security. Limitations on trading during significant market fluctuations imposed pursuant to the rules of any primary organized U.S. exchange or trading system similar to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, trading system, or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope or as a replacement for Rule 80B, may be considered material. Notwithstanding the first sentence of this paragraph, a Market Disruption Event for an Underlying Equity Security traded on a bulletin board means a suspension, absence or material limitation of trading of such Underlying Equity Security for more than two hours or during the one hour period preceding the Close of Trading.

              (ii) A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading in options contracts related to such Underlying Equity Security, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which options contracts related to such Underlying Equity Security are traded or otherwise.

              (iii) Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the Close of Trading, of accurate price, volume or related information in respect of such Underlying Equity Security or in respect of options contracts related to such Underlying Equity Security, in each case traded on any major U.S. exchange or trading system or, in the case of Underlying Equity Securities of a non-U.S. issuer, the primary non-U.S. exchange, trading system or market.

              For purposes of determining whether a Market Disruption Event has occurred:

              (i) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

              (ii) any suspension in trading in an options contract on an Underlying Equity Security by a major securities exchange, trading system or market by reason of (a) a price change violating limits set by such securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a Market Disruption Event notwithstanding that the suspension or material limitation is less than two hours;

              (iii) a suspension or material limitation on an exchange, trading system or in a market shall include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the Close of Trading on the relevant exchange, trading system or market, but shall not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

              (iv) "trading systems" include bulletin board services.

              "MATURITY PAYMENT AMOUNT" shall have the meaning assigned thereto in paragraph 2 of this Annex A.

              "MULTIPLIER" shall have the meaning assigned thereto in paragraph 3.

              "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

              "NYSE" shall mean the New York Stock Exchange.

              "OFFICIAL W.M. REUTERS SPOT CLOSING RATE" shall mean the closing spot rate published on Reuters page "WMRA" relevant for an Underlying Equity Security.

              "PV EXTRAORDINARY CASH COMPONENT" shall have the meaning assigned thereto in paragraph 4(h)(i).

              "SECURITIES" shall have the meaning assigned thereto in the preamble to this Agreement.

              "STATED MATURITY DATE" shall mean July 2, 2006, or if July 2, 2006 is not a Business Day, the next succeeding Business Day; PROVIDED, that if a Market Disruption Event with respect to one or more Underlying Equity Securities occurs on the Valuation Date, then the Stated Maturity Date shall be five Business Days after the date on which an affiliate of the Company has completed the sale of each such common stock or other equity security used to hedge the Company's obligations under the Securities.

              "TRADING DAY" shall mean a day on which trading generally is conducted on the NYSE, AMEX and Nasdaq and in the over-the-counter market for equity securities, as determined by the Calculation Agent.

              "TRUSTEE" shall have the meaning set forth in the preamble to this Agreement.

              "UNDERLYING BASKET" shall have the meaning assigned thereto in paragraph 1.

              "UNDERLYING EQUITY SECURITIES" shall mean the securities included in the Underlying Basket from time to time and shall initially be the following twenty common stocks or other equity securities (as identified by trading symbol): Abbott Laboratories (ABT), Aetna Inc. (AET), American Home Products Corporation (AHP), Amgen Inc. (AMGN), Baxter International Inc. (BAX), Bristol-Myers Squibb Company (BMY), Cardinal Health, Inc. (CAH), Eli Lilly and Company (LLY), Forest Laboratories, Inc. (FRX), Genentech, Inc. (DNA), Genzyme Corporation--General Division (GENZ), Gilead Sciences, Inc. (GILD), IMS Health Incorporated (RX), Johnson & Johnson (JNJ), MedImmune, Inc. (MEDI), Medtronic, Inc. (MDT), Merck & Co., Inc. (MRK), Pfizer Inc. (PFE), Serono S.A. (ADR's)
(SRA) and WellPoint Health Networks, Inc. (WLP). The Underlying Equity Securities shall only be adjusted by the Calculation Agent pursuant to the Agreement for certain extraordinary corporate events.

              "VALUATION DATE" shall mean June 25, 2006; PROVIDED, that if such date is not a Business Day, the Valuation Date shall be the next succeeding Business Day.